EXHIBIT 4.1

Description of Securities Registered Pursuant to

Section 12 of the Exchange Act of 1934

As of the date of our Annual Report on Form 10-K of which this Exhibit 4.1 is a part, Helix Energy Solutions Group, Inc. (“Helix”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): common stock, no par value (our “common stock”). The following summary of our common stock, as well as certain additional information, does not purport to be complete and is subject to and qualified in its entirety by reference to Helix’s 2005 Amended and Restated Articles of Incorporation, as amended (our “Articles of Incorporation”) and Helix’s Second Amended and Restated By-Laws (our “By-Laws”). For a complete description of the terms and provisions of Helix’s equity securities, including its common stock, refer to our Articles of Incorporation and By-Laws, each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.1 is a part. You are encouraged to read our Articles of Incorporation, By-Laws and the applicable provisions of the Minnesota Business Corporations Act (the “MBCA”) for additional information.

General

Our Articles of Incorporation authorize the issuance of 240,000,000 shares of our common stock, without par value, and 5,000,000 shares of preferred stock with $0.01 par value (our “preferred stock”). As of the date of our Annual Report on Form 10-K, no shares of preferred stock were outstanding. All issued and outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Description of Common Stock

Voting Rights

Holders of shares of our common stock are entitled to one vote per share with respect to each matter presented to Helix’s shareholders on which the holders of our common stock are entitled to vote.

Dividend Rights

Subject to the preferences applicable to outstanding shares of preferred stock (if any), the holders of shares of our common stock are entitled to receive ratably any dividends declared by Helix’s board of directors out of funds legally available for that purpose.

Liquidation Rights

In the event of Helix’s liquidation, dissolution or winding up, holders of shares of our common stock will be entitled to receive any assets remaining after the payment of Helix’s debts and other liabilities, subject to the preferences applicable to outstanding shares of preferred stock (if any).

Other Rights and Preferences

The holders of shares of our common stock have no cumulative voting, pre-emptive, subscription or conversion rights and our common stock is not redeemable or entitled to the benefits of any sinking or repurchase fund.

Description of Preferred Stock

As of the date of our Annual Report on Form 10-K, no shares of our preferred stock were outstanding. Pursuant to our Articles of Incorporation, Helix’s board of directors has the authority, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series and to establish from time to time the number of shares to be included in each series. Helix’s board of directors has the power and authority to fix by resolution the preferences, limitations and relative rights of the preferred stock of each series, as well as fix and determine such variations in the designations, preferences, and relative participating, optional or other special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into our common stock or other securities, redemption provisions or sinking fund provisions) as between series and as between our preferred stock or any series thereof and our common stock, and the qualifications, limitations or restrictions of such rights, and the shares of preferred stock or any series thereof may have full or limited voting powers. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deterring, or preventing a change in control, restricting dividends on our common stock, diluting the voting power and other rights of our common stock, and impairing the liquidation rights of our common stock. Such issuance could have the effect of decreasing the market price of our common stock. We currently have no plans to issue any shares of preferred stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HLX.”

Anti-Takeover and Other Provisions Contained in our Articles of Incorporation and By-Laws

Our Articles of Incorporation and By-laws contain a number of provisions that could make the acquisition of Helix by means of a tender or exchange offer, a proxy contest or otherwise more difficult.

Classified Board of Directors; Removal of Directors

Helix’s directors are currently divided into three classes, only one class of which is subject to re-election in any given year. The classification of directors could have the effect of making it more difficult for shareholders to change the composition of the board of directors. At least two annual meetings of shareholders generally will be required to effect a change in a majority of the board of directors.

Our Articles of Incorporation provide that Helix’s directors may only be removed by the affirmative vote of the holders of 68% of the then-outstanding shares then entitled to vote at an election of directors.

Advance Notice of Shareholder Business Proposals and Nominations

Our By-laws provide an advance written notice requirement with respect to shareholder proposals of business at annual meetings and shareholder nominations of candidates for election as directors at annual or special meetings of the shareholders.

Amendment of Certain Provisions of the Articles of Incorporation and By-Laws

Our Articles of Incorporation provide that the affirmative vote of the holders of at least 80% of the then-outstanding shares of voting stock, voting together as a single class, and in addition to any other vote required by our Articles of Incorporation or By-laws, is required to amend provisions of our Articles of Incorporation or By-laws relating to:

•	the right of shareholders to call a special meeting;
•	the number, election and term of Helix’s directors;
•	the procedures for the removal of directors or filling vacancies of the board of directors; and
•	fixing a quorum for meetings of shareholders.

Ninety percent of the voting power of the then-outstanding shares of voting stock, voting together as a single class, in addition to any other vote required by our Articles of Incorporation or By-laws, is required to amend the provisions of our Articles of Incorporation relating to Sections 302A.671 and 302A.673 of the MBCA.